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                                                                     EXHIBIT 21

                  SUBSIDIARIES OF FIDELITY SOUTHERN CORPORATION


Fidelity Bank -- Incorporated under Georgia law

LionMark Insurance Company -- Incorporated under Georgia law

FNC Capital Trust I -- formed under Delaware law

Fidelity National Capital Trust I -- formed under Delaware law

Fidelity Southern Statutory Trust I -- formed under Connecticut law

Fidelity Southern Statutory Trust II -- formed under Delaware law